Exhibit 99.(h)(2)

Schedule for Substantially Identical Administration Agreement

Pursuant to Rule 483(d)(2) under the Securities Act of 1933, as amended, the registrant Value Line Funds Investment Trust (the “Trust”) provides this schedule for its series, Worthington Value Line Equity Advantage Fund, in place of a substantially identical administration agreement to that filed for the Value Line Asset Allocation Fund, Inc. as an exhibit to Post-Effective Amendment No. 15 to the Registration Statement on July 31, 2007 and incorporated herein by reference. The Trust affirms that the Administration Agreement of Worthington Value Line Equity Advantage Fund is substantially identical to the Administration Agreement of Value Line Asset Allocation Fund, Inc. in all material respects except as to the parties and the date of execution.